EXHIBIT 10.6

                 PREFERRED STOCK REDEMPTION AND LOAN AGREEMENT

                                 by and between

                         UNITED WELLHEAD SERVICES, INC.
                              a Texas Corporation
                               (the "Company")

                                      and

                                  GAY A. ROANE
                                  ("Holder")

                           Concerning the Redemption
                   of Shares of the Company's Preferred Stock

                                August 27, 1997
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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I ..............................................................       1
REDEMPTION OF PREFERRED SHARES; ISSUANCE OF NOTE .......................       1
  Section 1.1.  REDEMPTION OF PREFERRED SHARES; ISSUANCE OF NOTE .......       1
  Section 1.2.  RIGHT TO EXCHANGE THE NOTE FOR PREFERRED STOCK .........       1
ARTICLE II .............................................................       2
REPRESENTATIONS AND WARRANTIES .........................................       2
  Section 2.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..........       2
  Section 2.2.  REPRESENTATIONS AND WARRANTIES OF HOLDER ...............       4
ARTICLE III ............................................................       5
AFFIRMATIVE COVENANTS OF THE COMPANY ...................................       5
  Section 3.1.  FINANCIAL INFORMATION ..................................       5
  Section 3.2.  ISSUANCE OF OTHER STOCK ................................       7
  Section 3.3.  TRANSACTIONS WITH AFFILIATES ...........................       8
  Section 3.4.  PAYMENT OF OBLIGATIONS .................................       9
  Section 3.5.  CONDUCT OF BUSINESS AND CORPORATE EXISTENCE ............       9
  Section 3.6.  ACCESS .................................................       9
  Section 3.7.  COMPLIANCE WITH LAWS ...................................       9
  Section 3.8.  COMPLIANCE WITH ARTICLES ...............................      10
ARTICLE IV .............................................................      10
DEFAULTS AND EVENTS OF DEFAULT .........................................      10
ARTICLE V ..............................................................      12
REMEDIES ON EVENT OF DEFAULT ...........................................      12
                (a)  OPTIONAL ACCELERATION .............................      12
                (b)  AUTOMATIC ACCELERATION ............................      12
                (c)  ADDITIONAL REMEDIES ...............................      12
ARTICLE VI .............................................................      13
HOLDER'S RIGHT OF FIRST REFUSAL ........................................      13
  Section 6.1.  RIGHT OF FIRST REFUSAL .................................      13
ARTICLE VII ............................................................      14
THE COMPANY'S INDEMNIFICATION ..........................................      14
  Section 7.1.  INDEMNIFICATION ........................................      14
ARTICLE VIII ...........................................................      14
GOVERNANCE .............................................................      14
  Section 8.1.  ADVISORY DIRECTOR ......................................      14
ARTICLE IX .............................................................      15
MISCELLANEOUS ..........................................................      15
  Section 9.1.  GOVERNING LAW ..........................................      15
  Section 9.2.  SURVIVAL ...............................................      15
  Section 9.3.  SUCCESSORS AND ASSIGNS .................................      15
  Section 9.4.  ENTIRE AGREEMENT, AMENDMENT ............................      15
  Section 9.5.  NOTICES, ETC ...........................................      15
  Section 9.6.  DELAYS OR OMISSIONS ....................................      16
  Section 9.7.  COUNTERPARTS ...........................................      16
  Section 9.8.  SEVERABILITY ...........................................      16
  Section 9.9.  TITLES AND SUBTITLES ...................................      16
  Section 9.10. SPECIFIC PERFORMANCE ...................................      16
  Section 9.11. LEGAL FEES OF HOLDER'S COUNSEL .........................      16
  Section 9.12. TERMINATION ............................................      17

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                 PREFERRED STOCK REDEMPTION AND LOAN AGREEMENT

     This Preferred Stock Redemption and Loan Agreement (the "Agreement") is made and entered into as of August 27, 1997 by and between United Wellhead Services, Inc., a Texas corporation (the "Company"), and Gay A. Roane ("Holder").

                             W I T N E S S E T H :

     WHEREAS, Pursuant to that certain Agreement and Plan of Merger dated as of June 6, 1994 by and among the Company, WRI, Inc., certain shareholders of the Company and certain shareholders of WRI, Inc., the Holder received 202,960 shares (the "Preferred Shares") of the Company's Preferred Stock, $4.73 par value per share (the "Preferred Stock") and

     WHEREAS, the Preferred Shares and the Preferred Stock have the rights, privileges and preferences set forth in the Company's Articles (as hereinafter defined); and

     WHEREAS, on the terms and conditions set forth herein, the Company desires to redeem the Preferred Shares and the Holder desires to exchange the Preferred Shares for the promissory note described herein;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, contract and agree as follows:

                                   ARTICLE I.
                REDEMPTION OF PREFERRED SHARES; ISSUANCE OF NOTE

     Section 1.1. REDEMPTION OF PREFERRED SHARES; ISSUANCE OF NOTE. The Company hereby agrees to redeem the Preferred Shares and to issue to the Holder a promissory note in the principal amount of $960,000.00 (the "Note") and the Holder agrees to exchange the Preferred Shares for the Note. The Note shall be in the form of Exhibit A attached hereto and incorporated herein. In connection with such redemption, the Holder has delivered to the Company the certificates representing the Preferred Shares endorsed in blank and the Company has delivered to the Holder the Note. The Note shall become due and payable in full three (3) business days after: (a) the consummation and funding of any registered public offering by the Company of its common stock or equity securities; (b) any merger by the Company; or (c) the sale of any controlling interest of the Company.

     Section 1.2. RIGHT TO EXCHANGE THE NOTE FOR PREFERRED STOCK. Subject to the terms and conditions set forth herein, if the Note has not been repaid in full by March 31, 1998, then the Holder may at any time thereafter exchange the Note for shares of Preferred Stock equal to the unpaid principal amount of the Note plus any accrued but unpaid interest divided by $4.73 (such amount to be adjusted prorata by any stock splits, stock dividends, reverse stock splits or other similar changes in the capitalization of the Company). The Holder may exercise such exchange right (the "Exchange Right") by providing written notice (the "Exchange Notice") to the Company specifying Holder's desire to exchange the Note for shares of Preferred Stock. All shares of Preferred Stock to be received pursuant to the exchange of the Note shall have the rights, privileges and preferences as set forth in the Company's Articles of Incorporation attached hereto as Exhibit "B" and incorporated herein (the "Articles"). The shares of Preferred Stock to be received by the Holder due to the exchange of the Note are referred to herein as the "Exchange Shares." The closing of the exchange of the Note for the Exchange Shares shall occur on the date specified by the Holder in the Exchange Notice (which date shall not be more than sixty (60) days after the date of the Exchange Notice) and shall occur at the place specified in the Exchange Notice (which shall be at either the Company's offices in Corpus Christi, Texas or at the offices of the Holder's counsel in Houston, Texas). At such closing (the "Exchange Closing"), the Company will deliver to Holder a certificate representing the Exchange Shares registered in the name of Holder against the delivery of the Note marked cancelled. All such of the Exchange Shares shall be validly, issued, fully paid and nonassessable.
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                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

     Section 2.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In order to induce Holder to enter into this Agreement, the Company hereby represents and warrants to Holder and each subsequent holder of the Note, as follows:

          (a) ORGANIZATION AND STANDING; CERTIFICATE AND BY-LAWS. The Company is a corporation legally incorporated, duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Company owns or leases property or in which the failure to be so qualified would have a material adverse affect on the Company's business as currently conducted.

          (b) CORPORATE POWER. The Company has, and will have at the Exchange Closing, all requisite corporate power and authority to execute and deliver this Agreement, to issue the Note hereunder, to issue the Exchange Shares upon exercise of the Holder's right to exchange the Note for the Exchange Shares pursuant to the Exchange Right and to carry out and perform its obligations under the terms of this Agreement and the Note.

          (c) AUTHORIZATION. All corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the Note by the Company, the authorization, sale, issuance and delivery of the Note and (upon exercise of the Exchange Right) the Exchange Shares and the performance of all of the Company's obligations hereunder and under the Note have been taken. This Agreement and the Note each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by insolvency, bankruptcy, moratorium or other laws affecting the rights of creditors in general. The Exchange Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges set forth in the Articles. Upon issuance upon exercise of the Exchange Right, the Exchange Shares will be free of any liens, claims or encumbrances, other than any liens, claims or encumbrances created by or imposed upon the holders thereof through no action of the Company; provided, however, that the Exchange Shares will be subject to restrictions on transfer under state and federal securities laws. Except as set forth on Schedule 3.01(c) attached hereto, the Exchange Shares are not subject to any preemptive rights or rights of first refusal.

          (d) CAPITALIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 526,133 shares are issued and outstanding as of the date hereof and 202,960 shares of Preferred Stock, all of which are outstanding prior to the redemption set forth in Section 1.1. The outstanding shares of Company capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. The Company has reserved 202,960 shares of Preferred Stock for issuance upon exercise by the Holder of the Exchange Right. Other than the Preferred Shares and the Exchange Right, the Company does not have any outstanding capital stock or securities convertible into or exchangeable for any shares of its capital stock, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding rights or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company. Except as provided in this Agreement pursuant to the Exchange Right, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Except as set forth on Schedule 3.01(d) attached hereto, the Company is not a party to any agreement (except as set forth in this Agreement) restricting the transfer of any shares of the Company's capital stock.
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          (e) GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of (or designation, declaration or filing with) any governmental authority on the part of the Company is required in connection with the valid execution, delivery or performance of this Agreement, or the offer, sale or issuance of the Note and the Exchange Shares pursuant hereto, or the consummation of any other transaction contemplated hereby.

          (f) OFFERING. The offer, sale and issuance of the Note, and the issuance of the Exchange Shares upon exercise of the Exchange Right, constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws.

          (g) BROKERS OR FINDERS. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

          (h) DISCLOSURE. This Agreement and the Exhibits and Schedules hereto, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     Section 2.2. REPRESENTATIONS AND WARRANTIES OF HOLDER. Holder hereby represents and warrants to the Company as follows:

          (a) INVESTMENT INTENT. Holder is acquiring the Note for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Holder understands and agrees that the Note and (upon exercise of the Exchange Right) the Exchange Shares have not been registered under the Securities Act.

          (b) RULE 144. Holder acknowledges that the Exchange Shares and any other securities that may be issuable upon exercise of the Exchange Right must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after Holder has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and, in certain circumstances, the number of shares being sold during any three-month period not exceeding specified limitations.

                                  ARTICLE III.

                      AFFIRMATIVE COVENANTS OF THE COMPANY

     Section 3.1. FINANCIAL INFORMATION. The Company will mail to a person designated in writing by the Holder to the Company or by a majority of the holders of the Exchange Shares:

          (a) As soon as available but in any event not later than ninety (90) days after the close of each fiscal year of the Company commencing with the fiscal year ending December 31, 1997, the annual financial statements of the Company, reported on and without qualification arising out of or due to the scope of the audit, by either Karlins, Fuller, Arnold & Klodosky, or a regionally or nationally recognized independent certified public accountants selected by the Company and reasonably acceptable to the Holder, and prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistently maintained throughout the period involved and, the immediately prior period, which financial statements shall consist of a balance sheet of the Company as of the close of such fiscal year and related statements of income, retained earnings and changes in financial position of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year;

          (b) Within forty-five (45) days after the close of each of the first three fiscal quarters in each fiscal year of the Company commencing with the fiscal quarter or three months ending September 30, 1997,
                                     - 3 -
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     the unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of income, retained earnings and changes in financial position of the Company for such period and for the portion of the fiscal year through such date, setting forth in each case in comparative form the corresponding figures for the corresponding period(s) of the preceding fiscal year, all in reasonable detail and certified by an executive officer of the Company; and all such financial statements shall be prepared in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Company for the immediately preceding fiscal year and consistently maintained throughout the period involved and the immediately preceding period(s) (subject to normal year-end audit adjustments and the effects thereof as noted therein);

          (c) Simultaneously with the delivery of the financial statements described in Section 3.1(a), (i) a letter from the accountants, addressed to the Holder, reporting on such statements, which letter shall state that in the course of their audit they have obtained no knowledge of any Default or Event of Default or, if in their opinion a Default or Event of Default then exists, such letter shall specify the nature and status thereof, and
     (ii) a copy of the management letter of such accountants, if any, addressed to the Board of Directors of the Company;

          (d) Simultaneously with each delivery of the financial statements described in Sections 3.1(a) and 3.1(b) a certificate of the Chief Financial Officer of the Company (a "Compliance Certificate") stating (i) that a review of the activities of the Company during such period has been made with a view to determining whether the Company has kept, observed, performed and fulfilled all of the Company's covenants and conditions under this Agreement and (ii) that, to the best of such officer's knowledge, information and belief, the Company has, during such period, kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and the Company is not at the time in violation of any of the terms and conditions contained herein or therein, or, if the Company shall be in violation of any such terms and conditions, specifying all such violations and the nature and status thereof;

          (e) As soon as available, but in any event, within 30 days after the end of each month during the term hereof, a report showing a monthly listing and aging of accounts receivable of the Company, together with a Compliance Certificate for the appropriate time period, certified by a proper accounting officer of the Company containing a certificate of a proper financial officer of the Company stating that a review of the activities of the Company during the period covered by such certificate has been made under his supervision with a view to determining whether the Company has kept, observed, performed and fulfilled all of its obligations under this Agreement, the Note, and that, to the best of his knowledge, during such period, it has kept, observed, performed and fulfilled each and every covenant in this Agreement and the Note and is not at the time in default under any of the same, or if it shall have been or shall be in default, specifying the same;

          (f) Within ten (10) business days after the same are sent, copies of all financial statements, reports, notices and proxy statements which the Company sends to its stockholders (PROVIDED, however, that the Company shall not be deemed to make any representation hereunder with respect to the correctness of estimates contained in financial information in internally prepared management reports sent by it to its stockholders, other than that such estimates have been made by the Company in good faith); copies of all press releases and other statements generally made available by the Company to the public concerning material developments in the business of the Company; and copies of all regular, periodic and special reports and registration statements or other official statements and prospectuses (and all amendments and supplements thereto) filed or required to be filed by the Company with the Securities and Exchange Commission or any successor thereto or to the functions thereof or with any national securities exchange in which any of its securities are listed with respect to its securities outstanding or to be outstanding or furnished to a purchaser or a prospective purchaser thereof;

          (g) Upon request by the Holder, a copy of the federal income tax return of the Company for the current fiscal year then ended and any relevant prior years, certified by a proper financial officer of the Company; and

          (h) Such other financial information and such information concerning the affairs of the Company as may from time to time be made available to the Company's shareholder or other creditors.

     Section 3.2 ISSUANCE OF OTHER STOCK. The Company agrees that for so long as the Exchange Right has not been exercised in full and for so long as any Exchange Shares continue to be outstanding, it will not issue any capital stock of any class or series, or securities convertible into or exchangeable for such capital stock, or phantom stock, stock appreciation rights or similar contract rights that are preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation or winding up unless the rights of holders thereof shall be limited to a fixed sum or percentage of par value or a sum determined by reference to a formula based on a published index of interest rates, an interest rate publicly announced by a financial institution or a similar indicator of interest rates in respect of participation in dividends and to a fixed sum or percentage of par value in such distribution or assets, unless consented to the by the Holder, such consent to be in the sole discretion of the Holder.

     Section 3.3 TRANSACTIONS WITH AFFILIATES. Except for employment agreements with employees where the employees' bonuses are tied to the net profits of the Company entered into in the ordinary course of business, the Company will not, and will not permit any of its Subsidiaries (as hereinafter defined) to, (i) enter into any transaction or series of related transactions with any Affiliate (as hereinafter defined) or Affiliates (other than a wholly-owned subsidiary) including shareholders, directors and officers and their respective Affiliates, if the aggregate amount paid or payable to such persons with respect to such transaction or series of transactions is in excess of $25,000 unless such transaction (a) is fair to the Company, (b) is not materially adverse to the rights of the holders of Note and the Exchange Right and (c) is on terms equivalent to those available on an arm's length basis, or (ii) issue, or agree to issue, any shares of capital stock (including rights or warrants with respect thereto) or stock appreciation rights, stock benefit plans, phantom stock rights or plans or any similar plans or rights or other rights measured by earnings, profits, or revenues of the Company or its Subsidiaries to any Affiliate including shareholders, directors and officers and their respective Affiliates, unless such transaction (a) is fair to the Company, (b) is not materially adverse to the rights to the holders of Note with respect to the Exchange Right, and (c) is on terms equivalent to those available on an arm's length basis. If a transaction referred to in subsection (i) or (ii) hereof is approved by a majority of Independent Directors, such approval shall be presumptive evidence that such transaction complies with the provisions of this Section. As used herein, an Independent Director shall mean any director who is not an officer or employee of the Company and who does not beneficially own more than 5% of any outstanding class or series of capital stock of the Company and who is not related by blood or marriage to any of the foregoing. For the purposes of this Agreement, the term "Subsidiary" means with respect to any Person (as hereinafter defined), any corporation with respect to which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned, directly or indirectly, by such Person or by one or more subsidiaries of such Person and the term "Affiliate" means when used with reference to a specified Person, (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person or (b) any Person that is an officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner, or trustee, or with respect to which the specified Person serves in a similar capacity. As used herein, the term "Person" means any individual, partnership, limited liability company, corporation, trust, or other entity.

     Section 3.4. PAYMENT OF OBLIGATIONS. The Company will pay, discharge or otherwise satisfy at or before maturity or before they become more than 45 days delinquent, as the case may be, all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company, and except for obligations and liabilities as to which the failure so to pay, discharge or otherwise satisfy does not, in the aggregate, have a material adverse effect on the business, operations, property, prospects or financial or other condition of the Company (a "Company Material Adverse Effect").

     Section 3.5. CONDUCT OF BUSINESS AND CORPORATE EXISTENCE. The Company will
(i) continue to engage in the business presently being operated by the Company,
(ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified (except where the failure to do so would not have a Company Material Adverse Effect), (iii) keep and maintain all franchises, licenses and properties useful and necessary in the conduct of its business in good order and condition (except where the failure to do so would not have a Company Material Adverse Effect), and (iv) duly observe and conform to all material requirements of law relative to the conduct of its business or the operation of its properties or assets, if such failure duly to observe and conform to said requirements would have a Company Material Adverse Effect or could result in criminal prosecution.

     Section 3.6 ACCESS. The Company will allow, and will cause its Subsidiaries to allow, any holder of the Note or proposed assignee of the Note designated by such holder, and their respective representatives, upon two Business Days prior telephonic notice, to visit and inspect any of its property during normal business hours, to examine its books of record and account, and to discuss its affairs, finances and accounts with its officers, provided, (i) the holder of the Note, proposed assignee or representative signs a customary confidentiality agreement if requested by the Company and (ii) the examination will not unreasonably disrupt, in any material manner, the operations of the Company.

     Section 3.7 COMPLIANCE WITH LAWS. At all times while owning and operating its property, the Company agrees duly to comply with the requirements of all applicable federal, state and local environmental, occupational health, safety and sanitation laws, ordinances, codes, rules and regulations, permits, licenses and interpretations and orders of regulatory and administrative authorities with respect thereto unless the failure to so comply with requirements would not have a Company Material Adverse Effect.

     Section 3.8. COMPLIANCE WITH ARTICLES. The Company will comply with all of the covenants contained in the Articles as if the Preferred Shares were still outstanding.

                                  ARTICLE IV.
                         DEFAULTS AND EVENTS OF DEFAULT

     If any of the following conditions or events ("Events of Default") shall occur and be continuing:

          (a) if the Company shall default in the payment of any principal of or premium, if any, on the Note more than ten (10) days after the same become due and payable, whether at maturity or at a date fixed for prepayment or date declared due or otherwise; or

          (b) if the Company shall dafault in the payment of any interest on the Note more than ten (10) days after the same became due or declared due; or

          (c) if the Company shall default in the performance of or compliance with any of the covenants, terms or agreements contained in this Agreement or other instruments or documents now or hereafter executed in connection herewith or therewith and such default is not cured or remedied within thirty (30) days of the earlier of (i) the Company or its officers having actual knowledge of such default or (ii) the date the Company receives written notice of such default; or

          (d) if any representation or warranty made in writing by or on behalf of the Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement or otherwise in connection with the transactions contemplated by this Agreement shall prove to be false or incorrect in any material respect on the date as of which made; or

          (e) if the Company shall (i) be generally not paying its debts as they become due, or (ii) default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness having an aggregate outstanding principal amount of at least $100,000 (other than the Note), or if any event shall occur or condition shall exist in respect of, or under evidence of, any indebtedness (other than the Note) having an aggregate outstanding principal amount of at least $100,000, or in respect of any mortgage, indenture or other agreement relating to such indebtedness, which shall have caused or permit the acceleration of the payment of such indebtedness, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived or cured pursuant thereto; or
                                     - 6 -
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          (f) if the Company shall (i) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) be adjudicated insolvent or be liquidated, or (v) take corporate action for the purpose of any of the foregoing; or

          (g) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without the consent of the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Company, or if any petition for any such relief shall be filed against the Company and such petition shall not be dismissed within sixty (60) days; or

          (h) if a final judgment shall be rendered against the Company which, with other outstanding final judgments against the Company, to the extent not covered by insurance or bonded around, exceeds in the aggregate $50,000 and if, within thirty (30) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged; or

          (i) any financial statements submitted pursuant to Section 3.1 hereof reflect any deterioration in the financial condition of the Company from the financial condition reflected on the latest prior financial statements submitted to Holder, the effect of which results in a Company Material Adverse Effect; or

          (j) if the Exchange Right shall have been exercised by the Holder and if the Exchange Closing shall not had occurred within five (5) business days of the date set forth in the Exchange Notice; or

          (k) if the Company shall have consummated and funded a public offering and the Note shall not have been repaid with a portion of the proceeds of such public offering.

                                   ARTICLE V.
                          REMEDIES ON EVENT OF DEFAULT

     (a) OPTIONAL ACCELERATION. Upon the occurrence of any Event of Default set forth in Section 4(a), 4(b), 4(c), 4(d), 4(e), 4(h), 4(i), 4(j) or 4(k) or
hereof, the holder of the Note, at its option, without any additional notice to the Company, may declare the principal of and interest accrued on the Note to be forthwith due and payable, whereupon the same shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or notice of any kind (except notice required pursuant to this Agreement or otherwise by law), all of which are hereby waived; provided, however, that Holder shall give telegraphic or written notice to the Company promptly after taking any such action.

     (b) AUTOMATIC ACCELERATION. Upon the occurrence of any Event of Default set forth in Subsection 4(f) or 4(g) hereof, the principal of and interest accrued on the Note shall be immediately and automatically due and payable without notice or demand of any kind, and the same shall be due and payable immediately without any presentment, acceleration, demand, protest, notice of intent to accelerate, notice of acceleration, notice of protest or notice of any kind (except notice required pursuant to this Agreement or otherwise by law), all of which are hereby waived.

     (c) ADDITIONAL REMEDIES. In case any one or more Events of Default or Defaults shall occur and be continuing, the holder of the Note may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law, or otherwise. In addition, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of the Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                                  ARTICLE VI.
                        HOLDER'S RIGHT OF FIRST REFUSAL

     Section 6.1. RIGHT OF FIRST REFUSAL. The Company hereby grants to each holder of the Note and the Exchange Shares the preemptive right, right of first refusal and option to purchase its pro rata share of all or any part of any New Securities (as defined in this Section 6.1) which the Company may, from time to time, propose to issue or sell. A pro rata share, for purposes of this right, is the ratio that the sum of the number of shares of Common and Preferred Stock (or Shares of Common and Preferred Stock that a holder of the Exchange Right would be entitled to purchase on exercise of the Exchange Right) then held bears to the sum of the total number of shares of Common Stock and Preferred Stock then actually outstanding plus the number of shares of Preferred Stock issuable upon exercise of the Exchange Right.

          (a) DEFINITION OF NEW SECURITY. Except as set forth below, "New Securities" shall mean any securities of the Company which are part of the same class or series as the shares, whether now authorized or not, and rights, options or warrants to purchase such securities. Notwithstanding the foregoing, "New Securities" does not include (i) the Exchange Shares,
     (ii) securities offered to the public generally pursuant to a registration statement under the Securities Act in which the Company is likely to receive as net proceeds at least Five Million and No/100 Dollars ($5,000,000.00), (iii) securities issued in the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company or its shareholders own not less than fifty-one percent (51%) of the voting power of the surviving or successor corporation, (iv) shares of the Company's Common Stock or related options exercisable for such Common Stock issued to employees, officers and directors of, and consultants, customers, and vendors to, the Company, pursuant to any arrangement approved by the Board of Directors of the Company, and (v) stock issued pursuant to any rights or agreements, including without limitation, convertible securities, options, warrants and rights.

          (b) PURCHASE RIGHT. In the event the Company proposes to undertake an issuance of New Securities, it shall give Holder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Holder shall have fifteen business days from the date of receipt of any such notice to agree to purchase up to the Holder's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

          (c) FAILURE TO EXERCISE. In the event Holder fails to exercise such right within said fifteen Business Day period, the Company shall have ninety days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty days from the date of said agreement) to sell the New Securities not elected to be purchased by Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety day period (or sold and issued New Securities in accordance with the foregoing within sixty days for the date of said agreement), the Company shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above.

                                  ARTICLE VII.
                         THE COMPANY'S INDEMNIFICATION

     Section 7.1. INDEMNIFICATION. The Company will indemnify and hold harmless Holder, and her successors, assigns, heirs, legal representatives, employees, agents, representatives and affiliates (collectively "Indemnitees") from and against any and all expenses, claims, charges, losses, damages, fines or penalties, including without limitation reasonable attorneys' fees incurred in defending or resisting any claims, actions or proceedings or in enforcing this indemnity (hereinafter "Damages"), that an Indemnitee may suffer, sustain, incur or become subject to, whether directly or indirectly, arising out of, based upon, resulting from any violation or inaccuracy of any representatives, warranties, obligations or covenants of the Company contained, disclosed or set forth in this Agreement, unless said Damages are caused by the willful misconduct, gross negligence, or bad faith by any of the Indemnitees. Not withstanding any provision of this Agreement to the contrary, the provisions of this Article VII shall survive the repayment of the Note, the exercise of the Exchange Right or the termination of any other provision of this Agreement.

                                 ARTICLE VIII.
                                   GOVERNANCE

     Section 8.1. ADVISORY DIRECTOR. The Company shall appoint one person designated in writing by the Holder as an advisory director ("Advisory Director") of the Company. At the written direction of the Holder, the Company shall remove the Advisory Director appointed hereunder and replace him with another person designated in writing by the Holder. The Advisory Director shall be entitled to notice of and to attend each directors' meetings and receive copies of written consents of directors in the same manner as other directors, and shall have the same access to the books, records, premises, management, and employees as other directors. The Advisory Director shall have no vote or right to consent on any corporate action, and shall not be counted in determining whether a quorum of directors is present at a meeting. The Company shall pay all out of pocket expenses of the Advisory Director in attending meetings of directors, and shall indemnify and hold harmless the Advisory Director in the same manner as other directors. If the Company carries directors liability insurance, it shall cause the Advisory Director to be insured thereby in the same manner as other directors.

                                  ARTICLE IX.
                                 MISCELLANEOUS

     Section 9.1. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

     Section 9.2. SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Holder and the closing of the transactions contemplated hereby.

     Section 9.3. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     Section 9.4. ENTIRE AGREEMENT, AMENDMENT. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     Section 9.5. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to Holder, at: 5847 San Felipe, Suite 320, Houston, TX 77057 with a copy to Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700, Houston, Texas 77057, Attention: Steven D. Lerner, P.C., or at such other address as Holder shall have furnished to the Company in writing, or (b) if to the Company, to its address set forth on the signature page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to Holder, with a copy to Winstead, Sechrest & Minick, P.C., 910 Travis, Suite 2400, Houston, Texas 77002, Attention: Clyde Parker.

     Section 9.6. DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of the Note or any Exchange Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder or any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     Section 9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one agreement.

     Section 9.8. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     Section 9.9. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     Section 9.10. SPECIFIC PERFORMANCE. The Company acknowledges that any breaches of the agreements and covenants contained in of this Agreement would cause irreparable injury to Holder for which Holder would have no adequate remedy at law. In addition to any other remedy that Holder may be entitled to, the parties agree that Holder shall be entitled to the remedy of specific performance.

     Section 9.11. LEGAL FEES OF HOLDER'S COUNSEL. The Company agrees to pay the reasonable legal fees and costs of Holder's counsel incurred in connection with the transactions contemplated by this Agreement.

     Section 9.12.  TERMINATION.  The provisions of this Agreement other than
Article VII shall terminate and be of no further force and effect when the Note is no longer outstanding due to the Company paying the same in accordance with its terms. If the Exchange Right is exercised and the Exchange Shares are actually delivered to the Holder, then Articles IV, V and VIII and Sections 3.2 through 3.8 shall terminate and be of no further force and effect. When the Exchange Shares have been redeemed or retired in accordance with the provisions of the Articles, then the remaining provisions of this Agreement other than
Article VII shall terminate and be of no further or effect.

     The foregoing Agreement is hereby executed as of the date first above written.

                "COMPANY"

Address:                               UNITED WELLHEAD SERVICES, INC.,
615 Upper North Broadway,              a Texas corporation
Suite 950                              By: /s/ ALVIN H. DUEITT
Corpus Christi, TX 78477                   Name: ALVIN H. DUEITT
                                           Title: PRESIDENT

                                       "HOLDER"
Address:                               /s/ GAY A. ROANE
5847 San Felipe, Suite 320             GAY A. ROANE
Houston, Texas 77057

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